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                                                                    EXHIBIT 4.24

                             DATED 14 DECEMBER 2006

   ASBESTOS INJURIES COMPENSATION FUND LIMITED IN ITS CAPACITY AS TRUSTEE FOR
                                       THE

                                 CHARITABLE FUND

                               as the Beneficiary

                                       and

                     THE STATE OF NEW SOUTH WALES GOVERNMENT

                                       and

                          JAMES HARDIE INDUSTRIES N.V.

                                as the Guarantor

                                 CONFORMED COPY

                                   ----------

                                PARENT GUARANTEE

                                   ----------

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THIS PARENT GUARANTEE is made on 14 DECEMBER 2006 in Sydney, New South Wales

BETWEEN:

(1) ASBESTOS INJURIES COMPENSATION FUND LIMITED (ACN 117 363 461, a company limited by guarantee incorporated under the laws of the State of New South Wales, Australia, having its registered office at Level 3, 22 Pitt Street Sydney New South Wales, in its capacity as trustee for the CHARITABLE FUND (the "FUND TRUSTEE"), duly represented by Peter Baker and Joanne Marchione;

and

(2) The STATE OF NEW SOUTH WALES, Level 39, Governor Macquarie Tower, Farrer Place, Sydney NSW 2000, Australia (the "NSW GOVERNMENT"), duly represented by Robert John Debus;

and

(3) JAMES HARDIE INDUSTRIES N.V., a company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with number 34106455 (the "GUARANTOR"), duly represented by Meredith Hellicar and Russell Chenu.

The aforementioned parties also collectively referred to as the "PARTIES" or individually as the "PARTY".

RECITALS:

(1) On 1 December 2005 the NSW Government, JHINV and the Performing Subsidiary entered into the Original Final Funding Agreement with the common intention of making funding available by JHINV and/or its subsidiaries to pay, on the basis set out in the Original Final Funding Agreement, Proven Claims (as defined in the Original Final Funding Agreement) against the Liable Entities (as defined in the Original Final Funding Agreement).

(2) On 8 June 2006 the Fund Trustee executed a Deed of Accession so as to become a party to the Original Final Funding Agreement and to give effect to the intention and agreement of the relevant parties referred to in paragraph 1 above.

(3) On 8 June 2006 Asbestos Injuries Corporation Fund Limited, the NSW Government and the Guarantor executed a Parent Guarantee (THE ORIGINAL PARENT GUARANTEE).

(4) On 21 November 2006 the parties to the Original Final Funding Agreement (including the Fund Trustee) entered into Final Funding Agreement, thereby amending and restating the Original Final Funding Agreement.

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                                                                               2


(5) On 14 December 2006 Asbestos Injuries Compensation Fund Limited entered into the Trust Deed and on 4 December 2006 in its capacity as trustee of the Discretionary Fund became a party to the Final Funding Agreement by executing a Deed of Accession.

(6) Pursuant to CLAUSE 10 of the Final Funding Agreement, the Guarantor has agreed to deliver this Guarantee to the Fund Trustee and the NSW Government.

(6) The NSW Government is not a creditor of the Guarantor in relation to the payment of the Guaranteed Obligations.

IT IS AGREED AS FOLLOWS:

1.   INTERPRETATION

     Capitalised terms shall be used herein as such terms are defined in the Final Funding Agreement (and such terms will be interpreted in accordance with the laws of New South Wales, Australia, being the governing law of the Final Funding Agreement), unless defined otherwise in this Guarantee; and

     "FINAL FUNDING AGREEMENT" means the deed dated 21 November 2006 between the NSW Government, JHINV, the Performing Subsidiary and the Fund Trustee which amended and restated the Original Final Funding Agreement.

     "GUARANTEE" means this guarantee.

     "GUARANTEED OBLIGATIONS" means any of the payment obligations of the Performing Subsidiary to the Fund Trustee under the Final Funding Agreement, including the obligation to pay the Wind-Up or Reconstruction Amount, and "Guaranteed Obligation" means any one such payment obligation. Where the Performing Subsidiary would have been liable to make a payment under the Final Funding Agreement but for the Liquidation or Insolvency of the Performing Subsidiary or the occurrence of a Wind-up Event or Reconstruction Event in respect of the Performing Subsidiary, it will be taken still to be liable for the purposes of this Guarantee.

     ORIGINAL FINAL FUNDING AGREEMENT means the legally binding agreement entitled "Final Funding Agreement" dated 1 December 2005 between JHINV, the Performing Subsidiary and the NSW Government to which the Fund Trustee became a party on 8 June 2006.

1A.  ORIGINAL PARENT GUARANTEE

     The parties agree that this Guarantee supersedes the Original Parent Guarantee and that, notwithstanding clause 2.2 of the Original Parent Guarantee, on the date on which all parties duly execute this Guarantee, the Original Parent Guarantee shall be terminated and the obligations of all parties under it shall be fully and finally discharged. On that date the Fund Trustee and the NSW Government shall procure that all originals of the executed Original Parent Guarantee in their possession are promptly returned to the Guarantor.

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                                                                               3


2.   GUARANTEE

2.1  The Guarantor hereby irrevocably and unconditionally:

     (a) guarantees to the Fund Trustee the due and punctual performance by the Performing Subsidiary of the Guaranteed Obligations;

     (b) guarantees to the Fund Trustee that, whenever the Performing Subsidiary does not pay any amount due under any of its Guaranteed Obligations, the Guarantor shall immediately on first written demand by the Fund Trustee pay that amount to the Fund Trustee, as if it were the principal obligor thereof; and

     (c) guarantees to the Fund Trustee that it shall immediately on first written demand by or on behalf of the Fund Trustee pay to the Fund Trustee, all costs and expenses incurred by the Fund Trustee in relation to the protection or enforcement of its rights under this Guarantee and all costs and damages incurred by the Fund Trustee as a result of the Performing Subsidiary not fulfilling one or more of the Guaranteed Obligations when due.

2.2 The obligations of the Guarantor pursuant to CLAUSE 2.1 shall be continuing obligations and extend to all sums payable by the Performing Subsidiary under the Guaranteed Obligations. The obligations of the Guarantor pursuant to CLAUSE 2.1 shall remain in full force and effect until all the Guaranteed Obligations shall have been paid, satisfied or discharged in full. Termination of this Guarantee is only allowed if and when the Final Funding Agreement is terminated (otherwise than due to breach or default by the Guarantor or the Performing Subsidiary) and the Performing Subsidiary has fully discharged all of the Guaranteed Obligations. The obligations of the Guarantor shall remain in full force in the event that the Performing Subsidiary is replaced by another subsidiary of the Guarantor in accordance with clause 6.2 of the Final Funding Agreement.

2.3 This Guarantee is a guarantee of performance of the Guaranteed Obligations by payment of all amounts that are the subject of the Guaranteed Obligations when due and payable.

2.4 This Guarantee is not a contract of surety (borgtocht). The obligations of the Guarantor hereunder are independent of the obligations of the Performing Subsidiary and the obligations of any other guarantor of the obligations of the Performing Subsidiary under the Final Funding Agreement.

2.5 Payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, abridge or extinguish the Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Fund Trustee is awarded a judgment in any proceedings brought to enforce the

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                                                                               4


     Guarantor's obligations to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its obligation to pay the portion of the Guaranteed Obligations that is not the subject of such proceedings, and such judgment shall not, except to the extent satisfied by the Guarantor, limit, affect, modify, abridge or extinguish any part of the Guarantor's liability in respect of the Guaranteed Obligations.

2.6 This Guarantee is independent of, in addition to and shall not prejudice or affect or be prejudiced or be affected by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other mortgage, charge, pledge or lien now or hereafter held by or available to the Fund Trustee and/or the NSW Government.

2.7 If any discharge (whether in respect of the Guaranteed Obligations or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition by the Performing Subsidiary or the Guarantor which is subsequently avoided or which must be restored (without limitation) on bankruptcy, liquidation, moratorium of payment or otherwise, the liability of the Guarantor will continue or be reinstated as if the discharge or arrangement had not occurred. This clause 2.7 survives the discharge of this Deed.

2.8 Unless and until all the Guaranteed Obligations have been satisfied or discharged in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance under this Guarantee, in respect of any payment made to the Fund Trustee and/or the NSW Government:

     (a) exercise any right of subrogation in respect of or claim to be subrogated to any rights, security or moneys held, received or receivable by the Fund Trustee;

     (b) exercise against or claim from the Performing Subsidiary any right of contribution or recourse;

     (c) claim as a creditor of the Performing Subsidiary in competition with the Fund Trustee; or

     (d) have the benefit of or take any action to receive or claim any payment, distribution or security in respect of the Guaranteed Obligations or amounts payable under this Guarantee from or on account of the Performing Subsidiary, or exercise any right of set-off as against the Performing Subsidiary (and the Guarantor waives any right it would otherwise have to have the benefit of or receive or claim any such payment, distribution or security or to exercise any such right of set-off).

2.9 This Guarantee will not be discharged or otherwise affected as security for the Guaranteed Obligations as a result of any of the following:

     (a) bankruptcy, moratorium of payment, winding-up, reconstruction, liquidation or similar proceedings relative to the Performing Subsidiary;

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                                                                               5


     (b) any change in the status, function, control or ownership of the Performing Subsidiary;

     (c) any extension of time or other forbearance being granted or agreed to be granted to the Performing Subsidiary in respect of its Guaranteed Obligations;

     (d) any amendment to, or any increase, variation, waiver or release of, any of the Guaranteed Obligations or any termination, amendment or variation of the Final Funding Agreement (and any reference herein to the Final Funding Agreement shall be taken as referring to the Final Funding Agreement as amended or varied from time to time);

     (e) the taking, variation, compromise, exchange, substitution, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of the Performing Subsidiary or any other person, or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

     (f) any present or future guarantee, indemnity, mortgage, charge, pledge, lien or other security or right or remedy held by or available to the Fund Trustee being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever; or

     (g) any other act, event or omission (other than performance by the Guarantor of this Guarantee) which, but for this clause might operate to discharge, extinguish, impair or otherwise affect any of the obligations of the Guarantor contained herein or any of the rights, powers or remedies conferred in respect of the Guarantor upon the Fund Trustee and/or the NSW Government by this Guarantee or by law.

3.   ENFORCEMENT

3.1 The Fund Trustee may enforce this Guarantee only upon the occurrence of (i) a breach of any Guaranteed Obligation by the Performing Subsidiary; (ii) a Wind-Up Event; or (iii) a Reconstruction Event, in accordance with and subject to clause 10 of the Final Funding Agreement.

3.2 A claim under this Guarantee in respect of the obligation of the Performing Subsidiary to make Annual Payments (and/or instalments thereof) under clause 9 of the Final Funding Agreement, can only be made if the Performing Subsidiary has been in default (verzuim) for a period of 40 days from the date when such Annual Payment (or any instalment thereof) was due, provided that:

     (a) the Performing Subsidiary or the Guarantor has immediately provided to the NSW Government reasons for the default and such reasons are reasonable in the circumstances (for example and without limitation, that the Guarantor is experiencing temporary cash flow difficulties and is seeking to rectify that difficulty); and

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                                                                               6


     (b) the Guarantor has promptly after that due date entered into and continued to pursue or been ready, willing and able to enter into and pursue discussions with the NSW Government and (if available) the Fund Trustee to remedy the breach and provides to the Fund Trustee and NSW Government material particulars of the breach and the proposed remedy or remedies;

     (c) the Guarantor is not and does not become Insolvent at any time during that period; and

     (d) subject to clause 10 of the Final Funding Agreement, a Reconstruction Event does not occur at any time during that period,

     provided that such period shall automatically expire upon any of the requirements in paragraphs (a) to (d) inclusive ("MORATORIUM REQUIREMENTS") ceasing to be satisfied.

     If the Moratorium Requirements remain satisfied at the expiry of the above 40 day period and if in the opinion of the NSW Government (acting reasonably) there is a reasonable prospect of the Guarantor or the Performing Subsidiary paying the outstanding amount within a further period of 50 days, the initial 40 day period shall be extended once by a further 50 days, save that such period shall automatically expire upon any of the Moratorium Requirements ceasing to be satisfied.

3.3 Without prejudice to clause 3.2 above, the Fund Trustee shall not be obliged before bringing a claim under this Guarantee:

     (a) to take any action against the Performing Subsidiary or to obtain judgment in any court against the Performing Subsidiary or any other person;

     (b) to file any claim in a bankruptcy, moratorium of payment, winding-up, liquidation or similar proceedings relative to the Performing Subsidiary or any other person; or

     (c) to make, enforce or seek to enforce any claim against the Performing Subsidiary or any other person under any agreement or arrangement.

3.4  The restrictions to the enforcement of the Guarantee as set out in clause
     3.2 of this Guarantee do not apply in respect of claims under or in relation to the Guarantee brought by the Fund Trustee in summary proceedings (kort geding) or other proceedings to obtain urgent interlocutory Court relief.

3.5 The Guarantor waives any and all rights of set off (verrekening), counterclaim or suspension (opschorting) it may have at any time with respect to amounts payable hereunder against amounts owed to it by the Fund Trustee.

3.6 The Guarantor waives to the fullest extent allowed by the laws of the Netherlands all rights, privileges, defences and exceptions pursuant to the Articles 6:139, 7:852, 853, 854, 855 and 856 of the Dutch Civil Code.

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3.7  To the extent permitted by law the Guarantor hereby waives, for the benefit of the Fund Trustee and the NSW Government:

     (a) any right to require the Fund Trustee and/or the NSW Government, as a condition of payment or performance by the Guarantor, to:

          (i) proceed against or exhaust any security held from the Performing Subsidiary, any other guarantor or any other Person,

          (ii) proceed against or have resort to any balance of any credit on the books of the Fund Trustee and/or the NSW Government in favour of the Performing Subsidiary or any other Person, or

          (iii) pursue any other remedy in the power of the Guarantee Trustee and/or the NSW Government whatsoever;

     (b) any defence arising by reason of the incapacity, lack of authority or any disability or other defence of the Performing Subsidiary or any other guarantor, including any defence based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Performing Subsidiary or any other guarantor from any cause other than payment in full of the Guaranteed Obligations;

     (c) any defence based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

     (d)

          (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any discharge of the Guarantor's obligations hereunder;

          (ii) the benefit of any statute of limitations affecting the Guarantor's liability hereunder or the enforcement hereof, and

          (iii) promptness, diligence and any requirement that the Fund Trustee and/or the NSW Government protect, secure, perfect or insure any security interest or lien or any property subject thereto;

     (e) notices, demands, presentments, protests, notices of protest, notices of dishonour and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Final Funding Agreement, any other Related Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Performing Subsidiary and any right to consent to any thereof; and
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                                                                               8


     (f) any defences or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

4.   REPRESENTATIONS AND WARRANTIES

4.1 The Guarantor warrants that the following is true, accurate and not misleading as of the date of this Guarantee and will at all times after the date of this Guarantee up to and including the Commencement Date be true, accurate and not misleading:

     (a) The Guarantor has been duly incorporated and is validly existing under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Guarantee and to perform its obligations under the Guarantee.

     (b) All corporate and other action required to be taken by the Guarantor to authorise the execution of the Guarantee and the performance of its obligations under the Guarantee has been duly taken.

     (c) The Guarantee has been duly executed on behalf of the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable in accordance with their terms subject to the terms of the opinion from De Brauw Blackstone Westbroek referred to in schedule 5 of the Final Funding Agreement.

     (d) The execution and performance of the Guarantee do not conflict with or result in a breach of any provision of the articles of association of the Guarantor, including but not limited to its corporate purpose, or any provision of any applicable law in force on the date of this Guarantee or any agreement to which the Guarantor is a party.

     (e) No approval, consent, license or notice to any regulatory or governmental body (other than such approvals, consents, licenses or notices as have been obtained or given) is necessary to ensure the validity, enforceability or performance of the obligations of the Guarantor under the Guarantee.

5.   NOTICES

5.1 All notices, consents, waivers and other communications under this Guarantee must be in writing in English and delivered by hand or sent by regular mail, registered mail, express courier, facsimile or e-mail to the appropriate addresses and facsimile numbers set out below or to such address and facsimile number as a Party may notify to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery (if delivered by hand, registered mail or express courier) or at the time of successful transmission (if delivered by fax or e-mail).

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                                                                               9


     TO THE FUND TRUSTEE:

     Name:       Asbestos Injuries Compensation Fund Limited

     Address:    Level 3, 18-22 Pitt Street Sydney New South Wales

     Fax number: +612 8274 5217

     Attention:  The Chairman

     TO THE NSW GOVERNMENT:

     Name:       The State of New South Wales, c/- The Cabinet Office

     Address:    Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW
                 2000

     Fax number: + 612 9228 3062

     Attention:  Deputy Director-General (Legal)

     TO THE GUARANTOR:

     Name:       James Hardie Industries NV

     Addresses:  Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The
                 Netherlands Level 3, 20 Pitt Street, Sydney NSW 2000

     Fax number: + 612 8274 5218

     Attention:  The Chairman and the Chief Financial Officer

6.   NSW GOVERNMENT'S RIGHT TO ENFORCE

6.1 The parties agree and acknowledge that clause 16.6 of the Final Funding Agreement provides that the NSW Government shall be entitled directly to enforce all promises made by the Guarantor to the Fund Trustee under this Guarantee to the full extent permitted by law on and subject to the terms of clause 16.6 of the Final Funding Agreement.

6.2 Any person (including, but not limited to, a firm, body corporate, unincorporated association, court or authority) who deals with the NSW Government in good faith in relation to this Guarantee may, without enquiry, assume that the NSW Government has complied with clause 16.6 of the Final Funding Agreement unless the contrary is proved.

6.3  The parties agree and acknowledge that:

     (a)  the Guarantee is a Related Agreement under the Final Funding
          Agreement;

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                                                                              10


     (b) under an Irrevocable Power of Attorney, a copy of which is attached as Annexure A to this Guarantee, and in addition to its rights under clause 6.1 of this Guarantee, the NSW Government shall have the power directly to enforce as an attorney of the Fund Trustee under the Irrevocable Power of Attorney and on behalf of the Fund Trustee all promises made by the Guarantor to the Fund Trustee under this Guarantee, subject to to the terms of clause 16.6 of the Final Funding Agreement;

     (c) under the Final Funding Agreement, the NSW Government and the Fund Trustee covenanted that they will not amend or replace that Irrevocable Power of Attorney without the prior written consent of the Guarantor, not to be unreasonably withheld; and

     (d) any actions taken by the NSW Government under that Irrevocable Power of Attorney in respect of this Guarantee are valid and binding to the extent such actions are made in accordance with that Irrevocable Power of Attorney.

6.4 On the legal relationship of the Beneficiary and the NSW Government vis-a-vis the Guarantor, article 6:16 of the Dutch Civil Code does not apply.

7.   CHOICE OF LAW AND JURISDICTION

     This Guarantee is governed by the laws of the Netherlands, with the exception of the Netherlands private international law. Any dispute arising out of or in connection with this Guarantee shall be exclusively decided by the competent court in Amsterdam.

8.   COUNTERPARTS

     This Guarantee may be executed in any number of counterparts. All counterparts together will be taken to be one instrument.

Thus agreed and signed in Sydney on 14 December 2006.

Signed for Asbestos Injuries        )
Compensation Fund Limited by        )


Signed by P. W. Baker                   Signed by Joanne Marchione
------------------------------          ---------------------------------
Name: Peter Baker                       Name: Joanne Marchione
Director                                Director

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                                                                              11


Signed by Meredith Hellicar         )
and Russell Chenu for James         )
Hardie Industries N.V.              )


Signed by Meredith Hellicar             Signed by Russell Chenu
------------------------------          ---------------------------------
Meredith Hellicar                       Name: Russell Chenu
Chairman                                Director, Managing Board

Signed by the Hon Robert John Debus MP, Attorney General)
for the State of New South Wales    )
in the presence of                  )


Signed by Leigh Roe Sanderson           Signed by Robert John Debus
------------------------------          ---------------------------------
Signature of Witness                    Name:

Leigh Roe Sanderson
------------------------------
Name of Witness

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                                                                              12


                                   ANNEXURE A

                          IRREVOCABLE POWER OF ATTORNEY

                                   (attached)